Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
April 29, 2024	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2024;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, APRIL 30, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2024 of $11.3 million, an increase of $8.9 million or 369%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to the Citizens Bancshares, Co., Kansas City, Missouri (“Citizens”) merger related charges that reduced earnings in the prior year period. The merger related charges in the March 31, 2023, quarter included noninterest expense of $3.3 million and provision for credit losses (“PCL”) on the acquired loan portfolio and off-balance sheet credit exposures totaling $7.0 million. Inclusive of these non-recurring charges, the increase in net income was the result of decreases in PCL and non-interest expense, and an increase in net interest income, partially offset by a decrease in non-interest income and an increase in provision for income taxes. Preliminary net income was $0.99 per fully diluted common share for the third quarter of fiscal 2024, an increase of $0.77 as compared to the $0.22 per fully diluted common share reported for the same period of the prior fiscal year. The March 31, 2023, after-tax impact of non-recurring merger-related charges reduced the comparable quarter’s diluted earnings per share by $0.73.

Highlights for the third quarter of fiscal 2024:

●	Earnings per common share (diluted) were $0.99, up $0.77, or 350%, as compared to the same quarter a year ago, and down $0.08, or 7.5% from the second quarter of fiscal 2024, the linked quarter.

●	Annualized return on average assets (“ROA”) was 0.97%, while annualized return on average common equity (“ROE”) was 9.5%, as compared to 0.23% and 2.3%, respectively, in the same quarter a year ago, and 1.07% and 10.6%, respectively, in the second quarter of fiscal 2024, the linked quarter. The after-tax impact of the “Day 1” PCL and noninterest expense attributable directly to the Citizens merger were estimated to reduce ROA by 77 basis points, and ROE by 7.8 percentage points in the same quarter a year ago.

●	During the current quarter, the Bank sold bonds with a book value of $18.4 million, recognizing a loss of $807,000 in noninterest income. These proceeds were reinvested into $18.0 million in higher yielding fixed rate securities, which is expected to result in an earn back of the realized loss in under two years. Recognition of this loss during the quarter reduced after-tax net income by $626,000, earnings per diluted share by $0.06, and ROA by five basis points.

●	Net interest margin for the quarter was 3.15%, as compared to 3.48% reported for the year ago period, and down from 3.25% reported for the second quarter of fiscal 2024, the linked quarter. Net interest income increased $742,000, or 2.2% compared to the same quarter a year ago, and increased $23,000, or 0.1% compared to the second quarter of fiscal 2024, the linked quarter.

●	Noninterest expense was down 7.2% for the current quarter, as compared to the same quarter a year ago, primarily as a result of the one-time merger expenses associated with the January 2023 merger with Citizens, and up 5.0% from the second quarter of fiscal 2024, the linked quarter. In the third quarter of fiscal 2024, there were no material charges attributable to merger activity, as compared to $3.3 million in the same quarter a year ago.

●	Gross loan balances as of March 31, 2024, increased by $39.3 million as compared to December 31, 2023, and by $291.0 million as compared to March 31, 2023.

●	Deposit balances increased by $612,000 as compared to December 31, 2023, and by $240.3 million as compared to March 31, 2023.

●	Cash equivalent balances as of March 31, 2024, decreased by $48.3 million as compared to December 31, 2023, and increased by $53.0 million as compared to March 31, 2023. Although cash balances were lower at quarter end compared to the linked quarter, levels during the current quarter remained elevated with average interest bearing cash balances totaling $182.4 million for the third quarter of fiscal 2024, up $93.3 million compared to the quarter ended December 31, 2023, and up $55.5 million as compared to the same period of the prior fiscal year.

●	Modest repurchase activity of the Company’s common stock occurred in the third fiscal quarter, which totaled 4,438 shares acquired at an average price of $42.04 per share, or 99% of March 31, 2024, book value of $42.41.

Dividend Declared:

The Board of Directors, on April 23, 2024, declared a quarterly cash dividend on common stock of $0.21, payable May 31, 2024, to stockholders of record at the close of business on May 15, 2024, marking the 120th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 30, 2024, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 296074. Telephone playback will be available beginning one hour following the conclusion of the call through May 5, 2024. The playback may be accessed in the United States and all locations by dialing 1-866-813-9403, and using the conference passcode 583973.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2024, with total assets of $4.6 billion at March 31, 2024, reflecting an increase of $286.8 million, or 6.6%, as compared to June 30, 2023. Growth primarily reflected an increase in net loans receivable, cash equivalents, and available for sale (AFS) securities.

Cash and cash equivalents were a combined $168.8 million at March 31, 2024, an increase of $113.5 million, or 205.6%, as compared to June 30, 2023. The increase was primarily the result of strong deposit generation that outpaced loan growth during the period. AFS securities were $433.7 million at March 31, 2024, up $16.1 million, or 3.9%, as compared to June 30, 2023.

Loans, net of the allowance for credit losses (“ACL"), were $3.7 billion at March 31, 2024, an increase of $148.8 million, or 4.2%, as compared to June 30, 2023. Gross loans increased by $152.3 million, while the ACL attributable to outstanding loan balances increased $3.5 million, or 7.4%, as compared to June 30, 2023. The increase in loan balances was attributable to growth in non-owner occupied commercial real estate loans, residential real estate loans, multi-family, and drawn construction loan balances. This was partially offset by pay-offs and paydowns in owner-occupied commercial real estate and commercial and industrial loans.

Loans anticipated to fund in the next 90 days totaled $117.2 million at March 31, 2024, as compared to $140.5 million at December 31, 2023, and $164.4 million at March 31, 2023.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 329.3% of Tier 1 capital and ACL on March 31, 2024, as compared to 330.2% as of June 30, 2023, with these loans representing 42.6% of total loans at March 31, 2024. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consist mainly of skilled nursing and assisted living centers; and the strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 36 loans totaling $27.2 million, or 0.72% of total loans at March 31, 2024, none of which were adversely classified as of March 31, 2024, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans were $7.4 million, or 0.20% of gross loans, at March 31, 2024, as compared to $7.7 million, or 0.21% of gross loans at June 30, 2023. Nonperforming assets were $11.3 million, or 0.24% of total assets, at March 31, 2024, as compared to $11.3 million, or 0.26% of total assets, at June 30, 2023.

Our ACL at March 31, 2024, totaled $51.3 million, representing 1.36% of gross loans and 693% of nonperforming loans, as compared to an ACL of $47.8 million, representing 1.32% of gross loans and 625% of nonperforming loans at June 30, 2023. The Company has estimated its expected credit losses as of March 31, 2024, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant economic uncertainty as the Federal Reserve has materially tightened monetary policy to address inflation. Management continues to closely monitor, in particular, borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $4.2 billion at March 31, 2024, an increase of $253.3 million, or 6.5%, as compared to June 30, 2023. Growth primarily reflected an increase in total deposits and other liabilities from the increase of accrued interest payable and income taxes payable. These increases in liabilities were partially offset by a decrease in FHLB advances.

Deposits were $4.0 billion at March 31, 2024, an increase of $270.0 million, or 7.2%, as compared to June 30, 2023. The deposit portfolio saw year-to-date increases in certificates of deposit and savings accounts, as customers remained willing to move balances into high yield savings accounts and special rate time deposits in the higher rate environment. Public unit balances totaled $624.5 million at March 31, 2024, an increase of $46.0 million compared to June 30, 2023, and increased $30.4 million from December 31, 2023, the linked quarter, reflecting seasonal trends. Brokered deposits totaled $187.0 million at March 31, 2024, an increase of $27.3 million as compared to June 30, 2023, but a decrease of $13.6 million compared to December 31, 2023, the linked quarter. The average loan-to-deposit ratio for the third quarter of fiscal 2024 was 92.5%, as compared to 95.8% for the quarter ended June 30, 2023, and 91.2% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2024	2023	2023	2023	2023

Non-interest bearing deposits	$525,959	$534,194	$583,353	$597,600	$618,598
NOW accounts	1,300,358	1,304,371	1,231,005	1,328,423	1,430,019
MMDAs - non-brokered	359,569	378,578	415,115	439,652	448,616
Brokered MMDAs	10,084	20,560	20,272	13,076	6
Savings accounts	455,212	372,824	313,135	282,753	304,663
Total nonmaturity deposits	2,651,182	2,610,527	2,562,880	2,661,504	2,801,902

Certificates of deposit - non-brokered	1,167,461	1,204,391	1,075,563	917,489	855,436
Brokered certificates of deposit	176,867	179,980	202,683	146,547	97,855
Total certificates of deposit	1,344,328	1,384,371	1,278,246	1,064,036	953,291

Total deposits	$3,995,510	$3,994,898	$3,841,126	$3,725,540	$3,755,193

Public unit nonmaturity accounts	$572,631	$544,873	$491,868	$523,164	$584,400
Public unit certficates of deposit	51,834	49,237	52,989	55,344	52,212
Total public unit deposits	$624,465	$594,110	$544,857	$578,508	$636,612

FHLB advances were $102.0 million at March 31, 2024, a decrease of $31.5 million, or 23.6%, as compared to June 30, 2023, as the Company utilized deposit growth to repay overnight and maturing FHLB advances. For the quarter ended March 31, 2024, the Company continued to have no FHLB overnight borrowings.

The Company’s stockholders’ equity was $479.6 million at March 31, 2024, an increase of $33.5 million, or 7.5%, as compared to June 30, 2023. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $2.9 million reduction in accumulated other comprehensive losses (“AOCL”) due to losses recognized on the sale of AFS securities and as the market value of the Company’s investments appreciated during the fiscal year to date due to the tightening of interest rate spreads. The AOCL totaled $19.1 million at March 31, 2024, compared $21.9 million at June 30, 2023. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by $187,000 utilized for repurchases of 4,438 shares of the Company’s common stock during the third fiscal quarter of 2024 at an average price of $42.04 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2024, was $34.5 million, an increase of $742,000, or 2.2%, as compared to the same period of the prior fiscal year. The increase was attributable to a 12.8% increase in the average balance of interest-earning assets in the current three-month period compared to the same period a year ago, partially offset by a decrease of 33 basis points in the net interest margin. The primary driver of the net interest margin decline, compared to the year ago period, was the yield on interest earning assets increasing 87 basis points, while the cost of interest bearing liabilities increased 139 basis points.

Loan discount accretion and deposit premium amortization related to the Company’s June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.2 million in net interest income for the three-month period ended March 31, 2024, as compared to $1.4 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed 11 basis points to net interest margin in the three-month period ended March 31, 2024, as compared to a 14 basis point contribution for the same period of the prior fiscal year, and as compared to a 14 basis point contribution in the linked quarter, ended December 31, 2023, when net interest margin was 3.25%.

The Company recorded a PCL of $900,000 in the three-month period ended March 31, 2024, as compared to a PCL of $10.1 million in the same period of the prior fiscal year. The current period PCL was the result of a $1.4 million provision attributable to the ACL for loan balances outstanding, partially offset by a recovery of $458,000 in provision attributable to the allowance for off-balance sheet credit exposures, as construction draws reduced available credit and increased on-balance sheet exposure. The comparable period PCL was elevated primarily due to the Citizens merger. The Company’s assessment of the economic outlook was little changed as compared to the assessment as of June 30, 2023, but reserves were modestly increased due to qualitative factors and individually evaluated credits, slightly expanding the ACL as a percentage of total loans. As a percentage of average loans outstanding, the Company recorded net charge offs of one basis point (annualized) during the current period, unchanged from the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended March 31, 2024, was $5.6 million, a decrease of $700,000, or 11.1%, as compared to the same period of the prior fiscal year. The decrease was attributable to recognized losses on the sale of AFS securities, which totaled $807,000 in the current quarter, with no AFS gains or losses recognized in the same quarter a year ago, along with lower other noninterest income and insurance brokerage commissions. These items were partially offset by increased wealth management fees, other loan fees, and earnings on bank owned life insurance.

Noninterest expense for the three-month period ended March 31, 2024, was $25.0 million, a decrease of $1.9 million, or 7.2%, as compared to the same period of the prior fiscal year. The decrease as compared to the year-ago period was primarily attributable to charges directly related to merger and acquisition activities, which totaled $3.3 million in the year-ago period from the Citizens acquisition, with no material charges in the current period. Direct charges related to merger and acquisition activity in the year-ago period were primarily legal and professional fees, data processing fees (including contract termination and data conversion fees), compensation expenses, marketing activities, and other miscellaneous merger operating expenses. Partially offsetting these decreases from the prior year period were increases in occupancy and equipment, deposit insurance premiums, advertising, and intangible amortization. Occupancy and equipment expenses increased due to additional facilities and equipment; maintenance and remodels; and associated depreciation expenses, reflecting the additional facilities resulting from the Citizens merger. The increase in deposit insurance premiums was primarily due to the increase in deposits compared to the same period of the prior year. Advertising enhancements in the current quarter increased marketing expenses compared to the March 31, 2023 quarter. Lastly, compared to the same period last year, intangible amortization expense increased as last year’s same period only included two months following the Citizens acquisition.

The efficiency ratio for the three-month period ended March 31, 2024, was 61.2%, as compared to 67.4% in the same period of the prior fiscal year. The change was attributable to higher net interest income in combination with lower noninterest expenses during the current year period. The efficiency ratio in the current quarter compared to the linked quarter, ended December 31, 2023, increased 2.78 percentage points from 58.5%, due to an increase in non-interest expense. This increase was primarily attributable to increases in compensation related to annual merit increases; advertising expenses; and occupancy and equipment expense.

The income tax provision for the three-month period ended March 31, 2024, was $2.8 million, an increase of 390.8%, as compared to the same period of the prior fiscal year. The increase was primarily attributed to higher pre-tax earnings after the acquisition of Citizens.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the continuing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2024	2023	2023	2023	2023

Cash equivalents and time deposits	$168,763	$217,090	$89,180	$55,220	$115,791
Available for sale (AFS) securities	433,689	417,406	405,198	417,554	429,798
FHLB/FRB membership stock	17,734	18,023	19,960	20,601	16,346
Loans receivable, gross	3,771,194	3,731,890	3,699,679	3,618,898	3,480,204
Allowance for credit losses	51,336	50,084	49,122	47,820	45,685
Loans receivable, net	3,719,858	3,681,806	3,650,557	3,571,078	3,434,519
Bank-owned life insurance	73,101	72,618	72,144	71,684	71,202
Intangible assets	78,049	79,088	80,117	81,245	81,801
Premises and equipment	95,801	94,519	94,717	92,397	92,343
Other assets	59,997	62,952	58,160	50,432	50,866
Total assets	$4,646,992	$4,643,502	$4,470,033	$4,360,211	$4,292,666

Interest-bearing deposits	$3,446,818	$3,460,704	$3,257,773	$3,127,940	$3,136,595
Noninterest-bearing deposits	548,692	534,194	583,353	597,600	618,598
FHLB advances	102,043	113,036	114,026	133,514	45,002
Other liabilities	46,712	42,256	37,834	31,994	32,732
Subordinated debt	23,143	23,130	23,118	23,105	23,092
Total liabilities	4,167,408	4,173,320	4,016,104	3,914,153	3,856,019

Total stockholders’ equity	479,584	470,182	453,929	446,058	436,647

Total liabilities and stockholders’ equity	$4,646,992	$4,643,502	$4,470,033	$4,360,211	$4,292,666

Equity to assets ratio	10.32%	10.13%	10.15%	10.23%	10.17%

Common shares outstanding	11,366,094	11,336,462	11,336,462	11,330,462	11,330,712
Less: Restricted common shares not vested	57,956	49,676	49,676	50,510	50,760
Common shares for book value determination	11,308,138	11,286,786	11,286,786	11,279,952	11,279,952

Book value per common share	$42.41	$41.66	$40.22	$39.54	$38.71
Closing market price	43.71	53.39	38.69	38.45	37.41

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2024	2023	2023	2023	2023

Nonaccrual loans	$7,329	$5,922	$5,738	$7,543	$7,397
Accruing loans 90 days or more past due	81	—	—	109	—
Total nonperforming loans	7,410	5,922	5,738	7,652	7,397
Other real estate owned (OREO)	3,791	3,814	4,981	3,606	5,258
Personal property repossessed	60	40	83	32	25
Total nonperforming assets	$11,261	$9,776	$10,802	$11,290	$12,680

Total nonperforming assets to total assets	0.24%	0.21%	0.24%	0.26%	0.30%
Total nonperforming loans to gross loans	0.20%	0.16%	0.16%	0.21%	0.21%
Allowance for credit losses to nonperforming loans	692.79%	845.73%	856.08%	624.93%	617.62%
Allowance for credit losses to gross loans	1.36%	1.34%	1.33%	1.32%	1.31%

Performing modifications to borrowers experiencing financial difficulty (1)	$24,848	$24,237	$29,300	$29,765	$30,259

(1)   Nonperforming modifications (referred to as troubled debt restructurings, or TDRs, prior to the July 1, 2023 adoption of ASU 2022-02) are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2024	2023	2023	2023	2023

Interest income:
Cash equivalents	$2,587	$1,178	$49	$229	$1,443
AFS securities and membership stock	5,486	5,261	5,084	5,118	3,728
Loans receivable	55,952	55,137	52,974	48,936	43,115
Total interest income	64,025	61,576	58,107	54,283	48,286
Interest expense:
Deposits	28,021	25,571	20,440	16,331	13,705
Securities sold under agreements to repurchase	—	—	—	—	213
FHLB advances	1,060	1,079	1,838	1,327	206
Subordinated debt	435	440	435	407	395
Total interest expense	29,516	27,090	22,713	18,065	14,519
Net interest income	34,509	34,486	35,394	36,218	33,767
Provision for credit losses	900	900	900	795	10,072
Noninterest income:
Deposit account charges and related fees	1,847	1,784	1,791	2,094	2,089
Bank card interchange income	1,301	1,329	1,345	1,789	1,374
Loan late charges	150	146	113	131	161
Loan servicing fees	267	285	231	649	265
Other loan fees	757	644	357	1,184	465
Net realized gains on sale of loans	99	304	213	325	132
Net realized losses on sale of AFS securities	(807)	(682)	—	—	—
Earnings on bank owned life insurance	483	472	458	511	368
Insurance brokerage commissions	312	310	263	329	349
Wealth management	866	668	795	937	463
Other noninterest income	309	380	287	1,002	618
Total noninterest income	5,584	5,640	5,853	8,951	6,284
Noninterest expense:
Compensation and benefits	13,750	12,961	12,649	13,162	14,188
Occupancy and equipment, net	3,623	3,478	3,515	3,306	3,024
Data processing expense	2,349	2,382	2,308	2,376	2,505
Telecommunications expense	464	465	531	552	449
Deposit insurance premiums	677	598	550	760	231
Legal and professional fees	412	387	416	463	2,324
Advertising	622	392	465	698	409
Postage and office supplies	344	283	302	418	331
Intangible amortization	1,018	1,018	1,018	1,018	812
Foreclosed property expenses (gains)	60	44	(8)	(185)	280
Other noninterest expense	1,730	1,852	1,963	2,307	2,439
Total noninterest expense	25,049	23,860	23,709	24,875	26,992
Net income before income taxes	14,144	15,366	16,638	19,499	2,987
Income taxes	2,837	3,173	3,487	3,939	578
Net income	11,307	12,193	13,151	15,560	2,409
Less: Distributed and undistributed earnings allocated
to participating securities	58	53	57	67	18
Net income available to common shareholders	$11,249	$12,140	$13,094	$15,493	$2,391

Basic earnings per common share	$1.00	$1.08	$1.16	$1.37	$0.22
Diluted earnings per common share	0.99	1.07	1.16	1.37	0.22
Dividends per common share	0.21	0.21	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,302,000	11,287,000	11,286,000	11,281,000	10,844,000
Diluted	11,313,000	11,301,000	11,298,000	11,286,000	10,858,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2024	2023	2023	2023	2023

Interest-bearing cash equivalents	$182,427	$89,123	$5,479	$8,957	$126,977
AFS securities and membership stock	472,904	468,498	462,744	468,879	423,784
Loans receivable, gross	3,726,631	3,691,586	3,645,148	3,546,423	3,334,897
Total interest-earning assets	4,381,962	4,249,207	4,113,371	4,024,259	3,885,658
Other assets	291,591	301,415	284,847	294,886	273,131
Total assets	$4,673,553	$4,550,622	$4,398,218	$4,319,145	$4,158,789

Interest-bearing deposits	$3,497,502	$3,350,619	$3,132,201	$3,094,594	$3,046,163
Securities sold under agreements to repurchase	—	—	—	—	16,592
FHLB advances	111,830	113,519	167,836	125,636	35,645
Subordinated debt	23,137	23,124	23,111	23,790	23,086
Total interest-bearing liabilities	3,632,469	3,487,262	3,323,148	3,244,020	3,121,486
Noninterest-bearing deposits	532,075	572,101	600,202	607,782	608,782
Other noninterest-bearing liabilities	33,902	31,807	24,555	25,765	15,718
Total liabilities	4,198,446	4,091,170	3,947,905	3,877,567	3,745,986

Total stockholders’ equity	475,107	459,452	450,313	441,578	412,803

Total liabilities and stockholders’ equity	$4,673,553	$4,550,622	$4,398,218	$4,319,145	$4,158,789

Return on average assets	0.97%	1.07%	1.20%	1.44%	0.23%
Return on average common stockholders’ equity	9.5%	10.6%	11.7%	14.1%	2.3%

Net interest margin	3.15%	3.25%	3.44%	3.60%	3.48%
Net interest spread	2.59%	2.69%	2.92%	3.17%	3.11%

Efficiency ratio	61.2%	58.5%	57.5%	55.1%	67.4%